FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION FILE NO.: 333-195164-07

----- Original Message -----

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Apr 21 2015 09:50:46

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS1 - PUBLIC NEW ISSUE **IO PRICE GUIDANCE** $875.224 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES

CO-MANAGERS: BARCLAYS CAPITAL AND NATIXIS SECURITIES AMERICAS LLC OFFERED CERTIFICATES - PUBLIC

CLASS        DBRS/FITCH/MDY          SIZE($MM)        ~PROCEEDS($MM)         GUIDANCE

X-A             AAA(sf)/AAAsf/NR        $723.582                59.75                                 +160A

X-B             AAA(sf)/NR/NR                $97.910                  3.93                                   +185A

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:                $955,224,154

NUMBER OF LOANS:                           68

NUMBER OF PROPERTIES:                 93

WA CUT-OFF LTV:                               65.4%

WA BALLOON LTV:                            57.7%

WA U/W NCF DSCR:                           1.65x

WA U/W NOI DEBT YIELD:               9.5%

WA MORTGAGE RATE:                    4.133%

TOP TEN LOANS %:                           44.8%

WA TERM TO MATURITY (MOS):        109

WA AMORTIZATION TERM (MOS):     353

WA SEASONING (MOS):          3

LOAN SELLERS:       NATIXIS (66.4%), WFB (33.6%)

TOP 5 PROPERTY TYPES:       OFFICE (48.6%), RETAIL (22.1%),

HOSPITALITY (10.0%), MIXED USE (7.4%), OTHER (5.2%)

TOP 5 STATES:       CA (29.9%), NY (10.9%), VA (9.9%),

TX (9.9%), FL (6.0%)

MASTER SERVICER:       WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:       RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:       RREF II CMBS AIV, LP or another affiliate of

RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:       AVAILABLE

PRELIMINARY FWP:       AVAILABLE

PRESALE REPORTS:       WED, 4/15 - THURS, 4/16

ANTICIPATED PRICING:       TODAY OR TOMORROW

ANTICIPATED SETTLEMENT:       APRIL 29, 2015

ROADSHOW

NEW YORK 1x1's:       WED, 4/15

HARTFORD, BREAKFAST:       THURS, 4/16 @ 8:30AM ET, MAX'S DOWNTOWN

BOSTON, LUNCH:       THURS, 4/16 @ 12:00PM ET, THE LANGHAM

MINNEAPOLIS, BREAKFAST:       THURS, 4/16 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS

CONFERENCE CALLS:       UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE:       WF15NXS1 (not case-sensitive)

DIRECT LINK:       http://www.netroadshow.com/nrs/wp/default.html?show=CB6fBc

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.